Exhibit 10.8

[PLANET PAYMENT LETTERHEAD]

October 21, 2003

PRIVATE AND CONFIDENTIAL

Alan Lubitz

Re:                             Employment Offer

Dear Alan:

The management of Planet Group, Inc. (the “Company”) takes pleasure in extending to you this offer to join the Company as its Manager of Operations.  For the purposes of this letter, the Company shall include any subsidiary of the Company, to which your employment may be transferred, at the discretion of the Company.  You will be required to provide services to other subsidiaries and affiliates of the Company (together with the Company, collectively referred to as the “Group”), as the Company may from time to time require.

As agreed, your compensation package shall comprise the following:

Your starting gross salary will be $150,000 per annum, payable semi-monthly in arrears, and subject to all applicable deductions required by law.

In addition, following commencement of employment, you will receive an initial grant of options to purchase 50,000 shares of Common Stock of $0.01 per value in the Company, vesting over three (3) years, one third on each anniversary of the date of commencement of your employment, pursuant to the terms of the Company’s Stock Incentive Plan, and in accordance with the policies of the Board of Directors as are adopted from time to time.  A second grant of options to purchase 50,000 shares of Common Stock in the Company, upon the same terms, will be made to you at the end of 2004, following your accomplishment of certain clearly defined goals and objectives.  In 2005 you will be eligible to receive additional option grants under the Company’s Stock Incentive Plan in accordance with the policies of its Board of Directors as issued from time to time.  Terms and conditions, including the strike price of these options, will be in accordance with the strike price of those options issued under the Company’s Stock Incentive Plan during November and December of 2003, and if none then at 2003 year-end.

With respect to additional terms of your employment, the following will apply:

1.                                       You will be expected to devote your full time and attention to your employment during working hours and shall not, without the prior written consent of the Board, engage or be involved in any other business activity, except for investment holdings in publicly listed companies, equating to no more than three percent (3%) of their issued and outstanding capital stock.  However, because of the nature of your position, you will be required to work outside of usual working hours, where the circumstances and business needs require it.  Your duties will involve travel on behalf of the Group both within the United States and internationally.

2.                                       As Manager of Operations you will be responsible for all merchant operations, with the exception of finance and systems development.  Upon your joining the company we will work together to draft a complete description of your numerous responsibilities.

3.                                       You will be entitled to three (3) weeks of vacation during the first year of employment, increasing to four (4) weeks of vacation at the start of your second year (accrued pro-rata during the year) in addition to all public holidays when the office is closed.  Vacations may be taken upon reasonable prior notice to the CEO.

4.                                       You are also entitled to a total of eight (8) sick or personal days per annum (with a limit of two (2) personal days) (or if greater the amount required by law from time to time).

5.                                       You shall be entitled to participate in the Company’s medical plan from time to time in force, upon the same terms as all other employees.  The normal waiting period for eligibility to the plan is the period ending on the 1st of the month following two (2) full months of employment.  Accordingly, if you commence employment the Company during October you will be eligible to commence your participation in the Company’s medical plan on January 1, 2004.  There is no cost to the employee for single coverage and the cost for family coverage is currently $535.35 per month.

6.                                       Your employment is “at will” and shall commence no later than November 24, 2003 and will continue until terminated by either party upon no less than thirty days (30) days written notice given at any time.  Your employment is subject to summary termination in the sole discretion of the Company in the event of any material or persistent breach of your obligations to the Company, or any conduct warranting immediate dismissal.

7.                                       You acknowledge and understand that all information relating to the Group and its clients is confidential.  As a condition of your employment you are required to sign the Company’s standard Confidentiality Agreement, a copy of which is attached hereto.  In addition, during the term of this Agreement and for the period of one (1) year after the termination of your employment by the Company for any reason whatsoever, you shall not directly or indirectly:

(a)                                  seek to enter into employment with any entity which provides services in competition with the Group’s Multicurrency and Dynamic Currency Conversion Service, from time to time;

(b)                                 enter into any agreement which is for the provision of services in competition with the Group’s Multicurrency and Dynamic Currency Conversion Service, from time to time, with any entity, which is or was a customer of the Group, or the merchant clients of any customer of the Group at the date of such termination, or at any time within six (6) months prior to the date of such termination, nor cause any such customer or the merchant clients of such customer to enter into any such competitive agreement with any third party.

You acknowledge that the restrictions set forth in this paragraph are reasonable and necessary for the protection of the Company’s legitimate interests, in particular having regard to the senior position which you will occupy in the Company and the high level of confidential and proprietary information regarding the Group’s operations, systems and customers to which you will have access, during the performance of your duties hereunder.

8.                                       This offer and your employment shall be governed by and construed in accordance with the laws of the State of New York, whose courts shall have exclusive jurisdiction with respect to any dispute or proceedings arising out of or relating to this offer and your employment, and employee hereby submits to the exclusive jurisdiction of such courts.  No amendment or waiver of any of the provisions hereof shall be effective, unless in writing and signed by each party.

9.                                       Your employment is subject to the firm’s employee manual and terms and conditions (including benefits) applicable generally to senior executives of the Company, from time to time in force, which are subject to change, amendment, or deletion in the Company’s sole discretion.  On or before commencement of your employment, you will also be required to enter into certain standard undertakings and consents, regarding confidentiality, use of Company facilities and background checks.  In accordance with our standard policy this employment offer is subject to our receiving satisfactory references and background checks.

If the terms and the conditions of this letter are acceptable to you, please sign, date and return one of the enclosed duplicate originals of this letter to us.

We look forward to a long and mutually beneficial relationship.

Sincerely,

PLANET GROUP, INC.

/s/ Philip D. Beck
Philip D. Beck
Chief Executive Officer

AGREED & ACCEPTED:

/s/ Alan Lubitz	Dated October 21, 2003
Alan Lubitz